Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $0.01 par value, of A. M. Castle & Co.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 31, 2016	Raging Capital Master Fund, Ltd.

	By:	Raging Capital Management, LLC Investment Manager

	By:	/s/ William C. Martin
		Name:	William C. Martin
		Title:	Chairman, Chief Investment Officer and Managing Member

Raging Capital Management, LLC

By:	/s/ William C. Martin
	Name:	William C. Martin
	Title:	Chairman, Chief Investment Officer and Managing Member

/s/ William C. Martin
William C. Martin

/s/ Kenneth H. Traub
Kenneth H. Traub

/s/ Allan J. Young
Allan J. Young